--------------------------------------------------------------------------------
The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted prior to registration or qualification under the securities laws of any such state.
--------------------------------------------------------------------------------


      As filed with the Securities and Exchange Commission on May 14, 2002
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                         HEARST-ARGYLE TELEVISION, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                74-2717523
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
    incorporation or organization)
                                ----------------

                               888 Seventh Avenue
                            New York, New York 10106
                                 (212) 887-6800
     (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                                ----------------
                               Jonathan C. Mintzer
                  Vice President, General Counsel and Secretary
                         Hearst-Argyle Television, Inc.
                               888 Seventh Avenue
                            New York, New York 10106
                                 (212) 887-6817
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                ----------------

                                 With copies to:
                            Bonnie A. Barsamian, Esq.
                       Clifford Chance Rogers & Wells LLP
                                 200 Park Avenue
                          New York, New York 10166-0153
                                 (212) 878-8000

                                ----------------

       Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
       If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------

                                      Calculation of Registration Fee
=====================================================================================================================
              Title of shares to be                   Amount to be         Proposed maximum           Amount of
                   Registered                          Registered         aggregate offering      registration fee
                                                                               price(2)
---------------------------------------------------------------------------------------------------------------------
Series A common stock, par value $.01 per share       11,005,058(1)         $294,385,301.50          $27,083.45
=====================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares of the Series A common stock as may be issued to prevent dilution of the shares the Series A common stock registered hereby resulting from stock splits, stock dividends, or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sale prices of the Series A common stock reported on the New York Stock Exchange on May 13, 2002.

                             ----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                    Subject to Completion, Dated May 14, 2002

                         HEARST-ARGYLE TELEVISION, INC.

                                11,005,058 Shares
                              Series A Common Stock

         This prospectus relates to the offer and sale from time to time of up to 11,005,058 shares of our Series A common stock by the stockholders listed below under "Selling Security Holders" or their successors in interest.

         We do not know when or how the selling security holders intend to sell the shares, or what the price, terms or conditions of any sales will be. They may sell the shares directly or through underwriters, dealers or agents, and they may sell the shares in market transactions or privately-negotiated transactions at market prices prevailing at the time of the sale or at negotiated prices. Hearst-Argyle Television will not receive any proceeds from the sale of shares by the selling security holders.

         Our Series A common stock is listed on the New York Stock Exchange under the symbol "HTV." On May 13, 2002, the closing sale price of the Series A common stock on the New York Stock Exchange was $26.69 per share.

         An investment in our Series A common stock involves risks that are described in "RISK FACTORS" beginning on page three of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, 2002.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

WHERE YOU CAN FIND MORE INFORMATION ......................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................    1

FORWARD-LOOKING STATEMENTS ...............................................    1

THE COMPANY ..............................................................    2

RISK FACTORS .............................................................    3

USE OF PROCEEDS ..........................................................    8

SELLING SECURITY HOLDERS .................................................    9

PLAN OF DISTRIBUTION .....................................................   11

LEGAL MATTERS ............................................................   12

EXPERTS...................................................................   12

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other materials with the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document so filed, each such statement being qualified in all respects by such reference. For further information about us and the securities, please see the registration statement and exhibits thereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File No. 0-27000:

         .    Our Annual Report on Form 10-K for the year ended December 31,
              2001;

         . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002; and

         . The description of our Series A common stock contained in our registration statement on Form 8-A/A filed July 14, 1998.

         Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be part of this prospectus from the time they are filed. If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

         We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus. We will provide this information at no cost to the requestor upon written or oral request to the Corporate Secretary at Hearst-Argyle Television, Inc., 888 Seventh Avenue, New York, New York 10106, telephone number (212) 887-6800.

                           FORWARD-LOOKING STATEMENTS

         We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

         . material adverse changes in economic conditions in the markets we serve;

         . future regulatory actions and conditions affecting the television industry, our television stations or their operating areas;

         . the possibility that currently unanticipated difficulties may arise in integrating the operations of newly acquired television stations or companies;

         .    competition from others in the markets served by our stations; and

         . other factors discussed under the heading "Risk Factors" and which may not be discussed in a prospectus supplement.

         We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                                   THE COMPANY

         We own 24 and manage three television stations reaching approximately 17.5% of U.S. television households, and two radio stations. We are one of the country's largest independent, or non-network-owned, TV station groups. Of the three stations we manage, two are owned by The Hearst Corporation, our largest stockholder. We manage the third station on behalf of Hearst pursuant to Hearst's agreement with the FCC licensee of the station.

         We are organized under the laws of the State of Delaware and our principal executive offices are located at 888 Seventh Avenue, New York, New York 10106. Our telephone number is (212) 887-6800. Our Series A common stock is listed on the New York Stock Exchange under the symbol "HTV."

                                  RISK FACTORS

         This section describes some, but not all of the risks of purchasing our common stock. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated by reference, before purchasing any of the securities offered hereby. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements." Additional risk factors may be included in an appropriate prospectus supplement.

We Rely on Network Affiliation Agreements and Network Programming

         Each of the television stations we own or manage is a party to a network affiliation agreement giving such station the right to rebroadcast programs transmitted by the network, except WMOR-TV, in Tampa, Florida, which is currently operating as an independent station. Each affiliation agreement provides the affiliated station with the right to broadcast programs transmitted by the network with which the station is affiliated. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. Twelve of our stations are parties to affiliation agreements with ABC, ten with NBC, two with CBS, one with the WB Network and one with UPN. Accordingly, ABC and NBC affiliates account for most of our advertising revenues. The television viewership levels, and ultimately advertising revenues, for each station are materially dependent upon network programming. We cannot assure you that network programming will achieve or maintain satisfactory viewership levels. In particular, failures of ABC or NBC network programming to attract viewers or generate satisfactory ratings may have an adverse effect on our revenues because of the number of our stations that are affiliated with those two networks. In addition, although we expect to continue to be able to renew our network affiliation agreements, no assurance can be given that such renewals will be obtained on as favorable terms or at all. The termination or non-renewal, or renewal on less favorable terms, of the affiliation agreements could have an adverse effect on us.

The Costs of Television Programming Are Significant and May Increase

         Television programming is one of our most significant operating cost components. There can be no assurance that we will not be exposed in the future to increased programming costs. Should such an increase occur, it could have an adverse effect on our results from operations. In addition, television networks have been seeking arrangements from their affiliates to share the networks' programming costs and to change the structure of network compensation. We cannot predict the nature or scope of any such potential compensation arrangements or the effect, if any, on our operations. Acquisitions of program rights for syndicated programming are usually made two or three years in advance and may require multi-year commitments, making it difficult to predict accurately how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

We Depend on, and Compete for, Advertising Revenues

         We rely to a significant extent upon sales of advertising for our revenues. Advertising revenue accounted for approximately 87% of our total revenues for the year ended December 31, 2001. Our stations' advertising revenues are directly affected by programming popularity. In addition, our stations compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, the Internet and local cable systems. The stations are located in highly competitive markets. Accordingly, our results of operations are and will continue to be dependent upon station programming and the ability of each of our stations to compete successfully for advertising revenues in its respective market.

Adverse Changes in Economic Conditions Can Adversely Affect Our Business

         Our ability to generate advertising revenues is and will continue to be heavily dependent on the relative popularity of our programming and cyclical changes in the national economy, as well as on regional economic conditions in each of the markets in which our stations operate, particularly as such conditions may affect advertising expenditures. The size of advertisers' budgets, which are affected by broad economic trends, affect the broadcast industry in general and the revenues of individual broadcast television stations. Our revenues could therefore be adversely affected by a future local, regional or national recessionary environment, or by events, like those of September 11, 2001, that cause the loss of advertising revenues due to the suspension of advertising-supported commercial programming in favor of around-the-clock news coverage. The advertising revenues of the stations generally are highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the holiday season. In addition, advertising revenues in even-numbered years benefit from advertising placed by candidates for political offices and demand for advertising time in Olympic broadcasts. From time to time, proposals have been advanced in the U.S. Congress and at the Federal Communications Commission, or FCC, to require television broadcast stations to provide advertising time to political candidates at no or reduced charge. We cannot predict whether such legislation may ultimately be passed or, if passed, the impact on us.

We Have a Controlling Stockholder

         The Hearst Corporation, through its wholly-owned subsidiaries, currently owns approximately 38.1% of our outstanding Series A common stock and 100% of our Series B common stock, representing in the aggregate approximately 65.9% of the outstanding voting power of our common stock. A subsidiary of Hearst also owns convertible preferred securities of our subsidiary trust, Hearst-Argyle Capital Trust, and may convert convertible preferred securities at its option and at any time into approximately 1,587,670 shares of our Series A common stock. Through its indirect ownership of 100% of our Series B common stock, Hearst is entitled to elect as a class all but two members of our Board of Directors (currently, 11 of our 13 directors). As a result, Hearst is able to control substantially all actions to be taken by our stockholders, and also is able to maintain control over our operations and business. This control, as well as certain provisions of our Certificate of Incorporation and of Delaware law, may make us a less attractive target for a takeover than we otherwise might be, or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control.

The Interests and Assets of Our Controlling Stockholder May Adversely Impact Our Ability to Make Certain Acquisitions

         The interests of Hearst, which owns or has significant investments in other businesses, including cable television networks, newspapers, magazines and electronic media, may from time to time be competitive with, or otherwise diverge from, our interests, particularly with respect to new business opportunities and future acquisitions. Under the merger agreement we entered into with Hearst, we and Hearst have agreed that, without the prior written consent of the other, neither we, on the one hand, nor Hearst, on the other hand, will make any acquisition or purchase any assets if such an acquisition or purchase by one party would require the other party to divest or otherwise dispose of any of its assets because of regulatory or other legal prohibitions. Under the current law, given the newspaper and other media interests held by Hearst, we would be precluded from acquiring television stations in various markets in the United States. Moreover, because of the interest of certain of our directors in Pulitzer, Inc., which operates numerous daily newspapers in markets throughout the United States, we would likewise be precluded from acquiring television stations in such markets. While divestiture of a prohibited interest could permit such acquisitions, such a divestiture may not be forthcoming or may otherwise adversely impact potential acquisitions.

         In August 1999, the FCC substantially revised a number of its multiple ownership and attribution rules. In three separate orders, it revised its rules regarding measurements of and limitations on national television ownership, restrictions of local television ownership and radio-television cross-ownership, and attribution of broadcast ownership interests. The three orders, which resolved a number of rulemaking proceedings launched at the beginning of the decade, take into considerations mandates included in the Telecommunications Act of 1996 which liberalized the radio ownership rules and directed the FCC to consider similar deregulation for television. In January 2001, the FCC acted on reconsideration of these orders and made some modest revisions. Judicial review of some aspects of the rules is pending and has resulted in the FCC being directed to re-evaluate these issues. Additionally, Hearst is not precluded from purchasing television stations, newspapers or other assets in other markets, the ownership of which assets by Hearst could, under Federal Communications Commission rules, preclude us from owning television stations in such markets in the future.

We May Encounter Conflicts of Interest with Our Controlling Stockholder

         We and Hearst also have ongoing relationships that may create situations where the interests of the two parties could conflict. We and Hearst are parties to a series of agreements with each other, including a Management Agreement (whereby we provide certain management services, such as sales, news, programming and financial and accounting management services with respect to certain Hearst owned or managed television and radio stations); an Option Agreement (whereby Hearst has granted us an option to acquire certain Hearst owned or operated television stations, as well as a right of first refusal with respect to another television station if Hearst proposes to sell such station prior to August 31, 2003); a Studio Lease Agreement (whereby Hearst leases from us certain premises for Hearst's radio broadcast stations); a Tax Sharing Agreement (whereby we and Hearst have established the sharing of federal, state and local taxes during the time we are part of the consolidated tax returns of Hearst); a Name License Agreement (whereby Hearst permits us to use the Hearst name in connection with our name and operation of our business); and a Services Agreement (whereby Hearst provides us certain administrative services, such as accounting, financial, legal, tax, insurance, data processing and employee benefits). We believe that the terms of these agreements are reasonable to both sides. There can be no assurance, however, that more favorable terms would not be available from third parties.

The Television Industry Is Highly Competitive

         The television broadcast industry is highly competitive. Some of the stations that compete with our stations are owned and operated by large national or regional companies that may have greater resources, including financial resources, than us. Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and, as discussed, competition for advertisers. There can be no assurance that any one of our stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of our competitors have, or may in the future obtain, greater resources than us, our ability to compete successfully in our markets may be impeded.

Digital Television and Other Technological Innovation May Adversely Affect Our Business

         We face risks in implementing the conversion of our television stations to digital television, which the FCC has ordered and for which it has established a timetable. We will incur considerable expense in the conversion to digital television and are unable to predict the extent or timing of advertiser and/or consumer demand for any such digital television services. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of the digital television spectrum. This could add to our operational costs. One issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. Our television stations are highly dependent on their carriage by cable systems in the areas they serve. Thus, FCC rules that impose no or limited obligations on cable systems to carry the digital television signals of television broadcast stations in their local markets could require us to make significant expenditures to arrange for carriage by cable systems of our television stations or result in some of our television stations not being carried on cable systems.

         Technological innovation, and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services, pay-per-view, the Internet and home video and entertainment systems have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. Over the past decade, cable television has captured an increasing market share, while the aggregate viewership of the major television networks has declined. In addition, the expansion of cable television and other industry changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future increase our programming costs or impair our ability to acquire programming. In addition, video compression techniques, now in use with direct broadcast satellites and, potentially soon, in development for cable and wireless cable, are expected to permit greater numbers of channels to be carried within existing bandwidth. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized niche programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that technological changes will have on the broadcast television industry or the future results of our business.

Regulation by the FCC Impacts Our Operations

         Our television and radio operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended.

         For example, approval of the FCC is required for the issuance, renewal and transfer or assignment of television station operating licenses. We are dependent upon our continuing ability to maintain broadcasting licenses from the FCC. License renewals filed after 1996 customarily will be granted for terms of eight years. While broadcast licenses are typically renewed by the FCC, there can be no assurance that the licenses for our stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for eight-year periods. The non-renewal or revocation of one or more of the FCC licenses held by us could have a material adverse effect on our operations.

         Currently, many of the FCC's key structural ownership rules (e.g., the television duopoly rule, the 35% national television audience cap, the newspaper/broadcast cross-ownership rule, the television/cable cross-ownership rule, the national cable subscriber cap) are the subject of proceedings in the courts and before the FCC evaluating whether the rules should be retained, modified or eliminated. Congress may be involved as well. We are unable to predict the outcome of these proceedings or their impact upon our business.

Possible Acquisitions, Divestitures or Other Strategic Initiatives May Adversely Impact Our Business

         Our management is evaluating, and will continue to evaluate, the nature and scope of our operations and various short-term and long-term strategic considerations. These may include acquisitions or divestitures of, or strategic alliances, joint ventures, mergers or integration or consolidation with, television stations or other businesses, as well as discussions with third parties regarding any of these considerations. In the alternative, our management may decide from time to time that such initiatives are not appropriate.

         It is difficult to predict or quantify the impact of decisions like these on the results of our operations and financial condition because of the uncertainties and risks relating to each of these initiatives. For example, acquisition opportunities may become more limited as a consequence of the consolidation of ownership occurring in the television broadcast industry. Also, prospective competitors may have greater financial resources than us. We do not know that future acquisitions will be available on attractive terms, if at all. Also, if we do make acquisitions, we cannot assure you that we would be able to successfully integrate the acquired stations or businesses. With respect to divestitures, we may experience varying success in making such divestitures on favorable terms, if at all, or in reducing fixed costs or transferring liabilities previously associated with the divested television stations or businesses. Finally, any such acquisitions or divestitures will be subject to FCC approval and FFC rules and regulations.

         Any of these efforts would require varying levels of management resources, which may divert our attention from other business operations. If we do not realize the expected benefits or synergies of such transactions, or, conversely, if we do not realize such benefits or synergies because we chose not to pursue any such transaction, then there may be an adverse effect on our financial condition and results of operations.

Shares Eligible for Future Sale May Affect the Market Price and Cause Dilution of Our Shares

         As of May 7, 2002, we had outstanding:

         . 50,669,766 shares of our Series A common stock (listed on the New York Stock Exchange under the symbol "HTV");

         . 41,298,648 shares of our Series B common stock, all of which are indirectly held by Hearst and are convertible into shares of our Series A common stock at any time;

         . 10,938 shares of our Series A preferred stock, convertible into shares of our Series A common stock at the option of the holder at any time;

         . 10,938 shares of our Series B preferred stock, convertible into shares of our Series A common stock at the option of the holder at any time;

         . 6,212,524 options, granted under our stock option plan, to purchase 6,212,524 shares of our Series A common stock (exercisable as of May 7, 2002 for 2,545,057 shares);

         . 1,400,000 Series A convertible preferred securities of our subsidiary trust, Hearst-Argyle Capital Trust, convertible into shares of our Series A common stock at any time at the option of the holder; and

         . 2,600,000 Series B convertible preferred securities of our subsidiary trust, Hearst-Argyle Capital Trust, convertible into shares of our Series A common stock at any time at the option of the holder.

         All of the shares of Series A common stock generally will be freely tradeable without restriction or further registration under the Securities Act, except that any shares held by persons who are our "affiliates," as that term is defined in Rule 144 under the Securities Act, or who were at the time of our shareholder vote on the Hearst merger transaction and are still our "affiliates" pursuant to Rule 145 under the Securities Act, may generally be sold only subject to certain restrictions as to timing, manner and volume. Any shares of our Series A common stock issued upon conversion of the convertible preferred securities of our subsidiary trust, Hearst-Argyle Capital Trust, may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption afforded by Rule 144 under the Securities Act. The Series B common stock held by Hearst Broadcasting and the Series A common stock into which the Series B common stock is convertible may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption afforded by Rule 144 under the Securities Act.

         No prediction can be made as to the effect, if any, that sales of shares of our Series A common stock, or the availability of shares for future sale, will have on the market price of our Series A common stock prevailing from time to time. Sales of substantial amounts of Series A common stock (including shares owned upon the exercise of options) in the public market, or the perception that such sales could occur, could depress the prevailing market price for the Series A common stock. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that it deems appropriate.

         We have a share repurchase program authorized by our Board of Directors, pursuant to which we may repurchase up to $300 million of our Series A common stock from time to time, in the open market or in private transactions, subject to market conditions. In addition, from time to time the Hearst Corporation or its subsidiaries may purchase on the open market or through private transactions shares of our Series A common stock. Such repurchases and purchases may affect the market price of our Series A common stock.

We Have Not Paid Dividends on Our Series A Common Stock and We May Be Precluded from Doing So

         We have not paid any dividends on our Series A common stock since our inception, and do not anticipate that we will pay any dividends on our Series A common stock in the foreseeable future. The terms of our senior revolving credit facility limit our ability to pay dividends on our Series A common stock under certain conditions. The terms of the indenture for the debentures that we issued and sold to our subsidiary trust, Hearst-Argyle Capital Trust, in connection with the Trust's private placement of convertible preferred securities also limit our ability to pay dividends on our Series A common stock under certain conditions.

                                 USE OF PROCEEDS

         The selling security holders will receive all of the proceeds if and when they sell securities covered by this prospectus. See "Selling Security Holders." We will not receive any of the proceeds.

                            SELLING SECURITY HOLDERS

         This prospectus relates to an aggregate of up to 11,005,058 shares of Series A common stock, which may be sold from time to time by the selling security holders named below. Of these shares, 7,935,058 shares are issuable to the indicated selling security holders upon conversion of an aggregate of 4,000,000 convertible preferred securities of our subsidiary trust, Hearst-Argyle Capital Trust. The Trust issued and sold 1,400,000 shares of 7.5% Series A Convertible Preferred Securities and 2,600,000 shares of 7.5% Series B Convertible Preferred Securities to the selling security holders in a private placement on December 20, 2001. The Series A Convertible Preferred Securities are convertible at the option of the holder at any time into shares of our Series A common stock at a conversion price of approximately $24.94 (subject to adjustments in certain circumstances) and the Series B Convertible Preferred Securities are convertible at the option of the holder at any time into shares of our Series A common stock at a conversion price of approximately $25.35 (subject to adjustments in certain circumstances).

         In connection with this private placement, we entered into a registration rights agreement with the holders of the convertible preferred securities described above which requires us to file a registration statement, of which this prospectus is a part, covering sales by those holders of the shares of Series A common stock issuable upon conversion of the convertible preferred securities. Under the registration rights agreement, the selling security holders have the right until December 20, 2006, under certain circumstances and subject to certain conditions, to request us to arrange for up to two underwritten offerings of the Series A common stock issuable upon conversion of the convertible preferred securities.

         The remaining 3,070,000 shares of Series A common stock covered by this prospectus are shares that we issued to the indicated selling security holders in a merger transaction that we consummated with Pulitzer Publishing Company in 1999. In connection with this merger, we entered into a registration rights agreement with such selling security holders (the Pulitzer security holders), which among other things gives them the ability to "piggyback" or have their shares included, subject to certain conditions, in registrations of our common stock, including the registration for resale of our Series A common stock by the other selling security holders listed in this prospectus. Under the registration rights agreement, the Pulitzer security holders also have the right, under certain circumstances and subject to certain conditions, to require us to register their shares for sale in the manner specified. The shares of our Series A common stock listed adjacent to the names of the Pulitzer security holders in the following table have been included in this prospectus pursuant to the exercise by those security holders of their piggyback registration rights with respect to those shares.

         The following table sets forth certain information regarding the beneficial ownership of our Series A common stock by the selling security holders as of May 7, 2002, assuming the conversion of all of the Convertible Preferred Securities into Series A common stock, and as adjusted to reflect the sale of all 11,005,058 shares by the selling security holders.



                                                Series A Common Stock Beneficial Ownership Table

                                                               SHARES BENEFICIALLY              MAXIMUM NUMBER OF
                                                              OWNED BEFORE OFFERING           SHARES BEING OFFERED
                                                              ---------------------           --------------------
                                                                           PERCENTAGE
NAME(1)                                                      NUMBER        OF CLASS(2)
----                                                         ------        -----------
Teachers Insurance and Annuity Association                   1,873,823           3.2%               1,775,035

AIG Life Insurance Company                                     197,226            *                   197,226

American General Annuity Insurance Company                     493,065            *                   493,065

The Franklin Life Insurance Company                            197,226            *                   197,226

All American Life Insurance Company                             98,613            *                    98,613

Metropolitan Life Insurance Company                          1,002,566           1.7%               1,002,566

John Hancock Life Insurance Company                            729,736           1.2%                 729,736

John Hancock Variable Life Insurance Company                    59,167            *                    59,167

MONY Life Insurance Company of America (i/n/o J.               591,678           1.0%                 591,678
Romeo & Co.)

Allstate Life Insurance Company                                601,539           1.0%                 601,539

Hearst Broadcasting, Inc.(3)                                20,903,699          35.7%               1,587,670

The Travelers Insurance Company (i/n/o TRAL & Co.)             198,568            *                   198,568

Primerica Life Insurance Company                               109,480            *                   109,480

The Travelers Life and Annuity Company (i/n/o TRAL &            13,294            *                    13,294
Co.)

National Benefit Life Insurance Company                          2,706            *                     2,706

The Travelers Insurance Company (i/n/o TRAL & Co.)              10,166            *                    10,166
(for one of its own separate accounts)

The Travelers Indemnity Company (i/n/o TRAL & Co.)             262,692            *                   262,692

Citicorp Life Insurance Company                                  4,631            *                     4,631

Emily Rauh Pulitzer                                          6,663,403(4)       11.4%               1,500,000

Michael E. Pulitzer(5)                                       4,123,892(6)        7.0%                 950,000

David E. Moore(7)                                            2,577,219           4.4%                 620,000


----------------------------------------
*    Means less than one percent.

(1) Except in the case of Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (the Pulitzer security holders), the shares of Series A common stock set forth opposite the names of the selling security holders below are shares that are issuable upon conversion of the convertible preferred securities of Hearst-Argyle Capital Trust, as described on the preceding page under "Selling Security Holders." The shares of Series A common stock set forth opposite the names of the Pulitzer security holders are shares that were issued in a merger transaction, as described on the preceding page under "Selling Security Holders."
(2) Based on shares of Series A common stock outstanding as of May 7, 2002, assuming the conversion of all of the convertible preferred securities into Series A common stock.
(3) The Hearst Corporation, through its wholly-owned subsidiaries, Hearst Holdings, Inc. and Hearst Broadcasting, Inc., currently owns 19,316,029 shares of our Series A common stock, representing approximately 38.1% of the issued and outstanding shares of our Series A common stock. These wholly-owned subsidiaries also own 100% of our issued and outstanding shares of Series B common stock, which, together with the shares of Series A common stock owned by them, represent in the aggregate approximately 65.9% of the outstanding voting power of our common stock. Through its indirect ownership of 100% of our Series B common stock, The Hearst Corporation is entitled to elect as a class all but two members of our Board of Directors (currently, 11 of our 13 directors).
(4) Includes 6,596,772 shares of our Series A common stock held in trusts. These shares are beneficially owned by Mrs. Pulitzer.
(5)  Michael E. Pulitzer is a director of Hearst-Argyle Television, Inc.
(6) All of these shares of our Series A common stock are held in trusts. These shares are beneficially owned by Mr. Pulitzer.
(7) Includes 95,572 shares of our Series A common stock held by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling security holders. As used herein, "selling security holder" includes donees and pledgees selling securities received from a named participating securityholder after the date of this prospectus. We will bear the costs, expenses and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the selling security holders. Except as may be set forth in any prospectus supplement, we have not been advised by the selling security holders that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling security holders.

         The selling security holders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling security holders and/or the purchasers of securities for whom such underwriters or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         We do not know how the selling security holders will sell the shares. They may sell the shares from time to time in any of several ways and in any of several marketplaces, including:

         .     Through private negotiations directly with purchasers;

         . Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         . Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         . In block trades with brokers or dealers who will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; or

         .     Through short sales of securities.

         The selling security holders may from time to time deliver all or a portion of the securities to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling security holder may devise, gift or otherwise transfer the securities by means not described herein, in which event such transfer will not be pursuant to this prospectus.

         The selling security holders other than the Pulitzer security holders are parties to a registration rights agreement with us pursuant to which they have the right until December 20, 2006, under certain circumstances and subject to certain conditions, to request us to arrange for up to two underwritten offerings of the Series A common stock issuable upon conversion of the convertible preferred securities. The Pulitzer security holders are parties to a registration rights agreement with us pursuant to which they have, under certain circumstances and subject to certain conditions, piggyback registration rights and the right to require us to register their shares for sale in the manner specified.

         We do not know at what prices the selling security holders will sell the shares. They may sell the shares at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. They may pay usual and customary or specifically negotiated fees, discounts or commissions in connection with these sales. We will not pay any of those fees, discounts or commissions.

         The selling security holders and any underwriters or broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such underwriters or broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling security holder against certain liabilities, including liabilities arising under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling security holders are not expected to exceed normal selling expenses.

         Because the selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

         We will file a supplement to this prospectus if a selling security holder notifies us that it has entered into any material arrangement with a broker-dealer for the sale of shares. The supplement will disclose, to the extent applicable,

         . The names of the selling security holder and each participating broker-dealer;

         .     The number of shares involved;

         .     The price at which the shares are being sold;

         . The commissions paid or discounts or concessions allowed to each broker-dealer; and

         .     Other facts material to the transaction.

In addition, we will file a supplement to this prospectus if a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares.

                                  LEGAL MATTERS

         Certain legal matters relating to the securities will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York. If certain legal matters relating to the securities will be passed upon by counsel for any underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to that offering.

                                     EXPERTS

         Our consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, all of which we will pay.

Registration Fee .................................................    $27,083.45

Legal Fees and Expenses (1) ......................................     35,000.00

Accounting Fees and Expenses (1) .................................     10,000.00

Miscellaneous (1) ................................................      2,000.00

Total ............................................................    $74,083.45

(1) Estimated.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for in Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         Article Seven of the Company's Certificate of Incorporation, as amended and restated, provides that the Company shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other entity or enterprise to the fullest extent permitted by Delaware law.

         Article Eight of the Company's Certificate of Incorporation, as amended and restated, provides that no director or former director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         The Company maintains liability insurance insuring its officers and directors against liabilities that they may incur in such capacities, including liabilities arising under the Federal securities laws other than liabilities arising out of the filing of a registration statement with the SEC.

Item 16.  EXHIBITS

Exhibit No.                            Description
-----------                            -----------

     4.1 Registration Rights Agreement, by and among Hearst-Argyle Television, Inc. and the purchasers of the convertible preferred securities of our subsidiary trust, Hearst-Argyle Capital Trust (incorporated by reference to Exhibit 99.4 of the Company's Current Report on Form 8-K dated December 20, 2001).

     4.2 Registration Rights Agreement, dated May 25, 1998, by and among Hearst-Argyle Television, Inc. and each of Emily Rauh Pulitzer, David E. Moore and Michael E. Pulitzer (incorporated by reference to
            Exhibit 3 of Schedule 13D, dated March 30, 1999, filed by Emily Rauh Pulitzer, David E. Moore, Michael E. Pulitzer, et al).

     5.1    Opinion of Clifford Chance Rogers & Wells LLP.

    23.1    Consent of Clifford Chance Rogers & Wells LLP (included as part of
            Exhibit 5.1).

    23.2    Consent of Deloitte & Touche LLP.

    24.1    Powers of Attorney (contained on signature page hereto).

Item 17.  UNDERTAKINGS

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (e)      The registrant further undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Shares Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 14th day of May, 2002.

                                    HEARST-ARGYLE TELEVISION, INC.

                                    By:   /s/ Jonathan C. Mintzer
                                          -------------------------------
                                          Name:  Jonathan C. Mintzer
                                          Title: Vice President, General Counsel
                                                 and Secretary

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Hearst-Argyle Television, Inc. hereby constitutes and appoints David J. Barrett, Harry T. Hawks and Jonathan C. Mintzer or any of them, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities indicated.



              Signatures                                          Title                                  Date
              ----------                                          -----                                  ----

/s/ David J. Barrett                     President, Chief Executive Officer and Director             May 14, 2002
------------------------------------     (Principal Executive Officer)
David J. Barrett

/s/ Harry T. Hawks                       Executive Vice President and Chief Financial Officer        May 14, 2002
------------------------------------     (Principal Financial Officer)
Harry T. Hawks

/s/ Brad Hinckley                        Corporate Controller                                        May 14, 2002
------------------------------------     (Principal Accounting Officer)
Brad Hinckley

/s/ Bob Marbut                           Chairman of the Board                                       May 14, 2002
------------------------------------
Bob Marbut

/s/ Frank A. Bennack, Jr.                Director                                                    May 14, 2002
------------------------------------
Frank A. Bennack, Jr.

/s/ John G. Conomikes                    Director                                                    May 14, 2002
------------------------------------
John G. Conomikes

/s/ Ken J. Elkins                        Director                                                    May 14, 2002
------------------------------------
Ken J. Elkins

/s/ Victor F. Ganzi                      Director                                                    May 14, 2002
------------------------------------
Victor F. Ganzi

/s/ George R. Hearst                     Director                                                    May 14, 2002
------------------------------------
George R. Hearst

/s/ William R. Hearst III                Director                                                    May 14, 2002
------------------------------------
William R. Hearst III

                                         Director
------------------------------------
Gilbert C. Maurer

                                         Director
------------------------------------
Michael E. Pulitzer

/s/ David Pulver                         Director                                                    May 14, 2002
------------------------------------
David Pulver

/s/ Virginia H. Randt                    Director                                                    May 14, 2002
------------------------------------
Virginia H. Randt

/s/ Caroline L. Williams                 Director                                                    May 14, 2002
------------------------------------
Caroline L. Williams

